Table of Contents

Exhibit 4(r)

     1ST TERM OF AMENDMENT TO THE CONTRACT OF SUPPLY AND SERVICE PROVISION FOR THE EXPANSION OF THE CORE AND GSM NETWORK ACCESS OF THE TRIANGULO MINEIRO OF TELEMIG CELULAR S/A

Amendment numbers: 87631 and 87632

1ST TERM OF AMENDMENT TO THE CONTRACT OF SUPPLY AND SERVICE PROVISION

By the present private instrument, on one side:

TELEMIG CELULAR S.A., enrolled with the CNPJ [National Registry of Legal Entities] under Nr. 02.320.739/0001 -06, with head office at Rua Levindo Lopes, 258, 8th floor, Funcionarios, Belo Horizonte, MG, Brazil, herein represented by its attorneys-in-fact, hereinafter simply called the CONTARCTING PARTY; and, on the other side,

HUAWEI DO BRASIL TELECOMUNICAÇÕES LTDA., Brazilian company with head office at Praça Professor José Lannes, 40, 12th floor, Ed. Berrini 500, Brooklin Novo, Code: 04571-100, Sao Paulo, SP, enrolled with the CNPJ/MF under nr. 02.975.504/0001 -52 herein represented by its attorneys-in-fact undersigned, hereinafter simply called HUAWEI DO BRASIL, and HUAWEI SERVIÇOS DO BRASIL LTDA., Brazilian company with head office at Av. John Dalton, 140 – Second Floor, Zip Code: 13.069 -330, Campinas, SP, enrolled with the CNPJ/MF under nr. 06.126.425/0001 -28, herein represented by its attorney-in-fact undersigned, hereinafter simply called HUAWEI SERVIÇOS and, together with HUAWEI DO BRASIL, called the CONTRACTORS, and, together with TELEMIG, called the PARTIES;

The Parties RESOLVE to enter into the present Term of Amendment (“AMENDMENT”) to the CONTRACT which shall be governed by the following conditions.

FIRST CLAUSE – THE CHANGES

1.1 The parties resolve to change item 2.1 of the Second Clause of the Contract which shall read as follows:

1.1 “It is object of the present CONTRACT the supply and implementation., by the CONTRACTORS, to the CONTRACTING PARTY, of new equipment, software, services, infrastructure and new materials for the expansion of the GSM Network ACCESS (“Expansion of the Triangulo GSM Network”), according to the CONTRACTING PARTY’S demand, under the way specified in the RFP RESPONDED (Attachment II) and in the PROPOSAL (Attachment III). It is also object of the present contract the supply and implementation of the expansion of the Triangulo network, according to the Proposal Request (Attachment I to this Amendment) and Additional Proposals (Attachment II to this Amendment).”

1.2 The parties resolve to include the item 4.1. a of the Fourth Clause of the Contract, which shall read as follows:

“4.1. a. For the additional services described in item 1.2 above, which is the supply and implementation of the Expansion of the GSM Network, the CONTRCTORS will pay to the CONTRACTING PARTIES the additional amount, global and final of R$3,080,334.04 (Three million, eighty thousand, three hundred thirty-four reais and four cents) all taxes included.”

1.3 The parties resolve to include item 6.4 of the Sixth Clause, which shall read as follows:

“6.4 – The Parties agree that the term for the supply and implementation of each Network Element contained in the Triangulo’s network expansion, according to the Proposal Request (Attachment I to this amendment) and Proposal (Attachment II to this amendment) is that provided in the Attachment III (Implementation Schedule) of this AMENDMENT”.

SECOND CLAUSE – INTEGRANT DOCUMENTS

2.1 For all legal purposes and effects, the documents listed below, called Integrant Documents, integrate this CONTRACT, as if they had been transcribed therein:

Attachment I	PROPOSAL REQUEST – (E-MAILS SENT IN OCTOBER 25 AND 11, 2007)
Attachment II	PROPOSAL
Attachment III	IMPLEMENTATION SCHEDULE

2.2 In case of divergence between the CONTRACT and the integrant documents, the following order shall prevail:

(A) AMENDMENT
(B) PROPOSAL REQUEST (ATTACHMENT I)
(C) PROPOSAL (ATTACHMENT II)
(D) IMPLEMENTATION SCHEDULE (ATTACHMENT III)

THIRD CLAUSE – GENERAL PROVISIONS

3.1 The clauses and conditions provided for in the Contract executed on June 15, 2007, that are not conflicting to the provisions contained in this Term, remain in force.

And, for being fair and agreed upon, the Parties execute the present instrument in 02 (two) counterparts of equal contents and form, in the presence of 02 (two) witnesses throughout present.

Belo Horizonte, October 22, 2007

(signed) illegible	(signed) illegible
Marcus Roger M.M. da Costa
Vice-President Corporate Services

TELEMIG CELULAR S.A.

(Blank)

HUAWEI DO BRASIL TELECOMUNICAÇÕES LTDA.

(Blank)

HUAWEI SERVIÇOS DO BRASIL LTDA.

WITNESSES:

(signed) illegible
Name: Álvaro Peçanha
Taxpayer ID: 506.376.816-49

AGREEMENT FOR SUPPLY AND PROVISION OF SERVICES TO EXPANSION OF THE ACCESS OF THE GSM NETWORK OF TRIÂNGULO MINEIRO DA TELEMIG CELULAR S/A

AGREEMENT FOR SUPPLY AND PROVISION OF SERVICES

By the present private instrument, on one hand:

TELEMIG CELULAR S.A., enrolled with CNPJ/MF under No. 02.320.739/0001 -06, headquartered at Rua Levindo Lopes, 258, 8th floor, Funcionários, Belo Horizonte, MG, Brazil, herein represented by their undersigned attorneys-in-fact, hereinafter referred to jointly as CONTRACTING PARTIES; and, on the other hand,

HUAWEI DO BRASIL TELECOMUNICAÇÕES LTDA., a Brazilian company with headquarters at Praça Professor José Lannes, 40, 12th floor, Ed. Berrini 500, Brooklin Novo, Zip Code 04.571 -100, São Paulo, SP, registered with the National Directory of Legal Entities “CNPJ/MF” under no. 02.975.504/0001 -52, hereby represented by its attorneys undersigned, hereinafter referred to simply as HUAWEI DO BRASIL, and HUAWEI SERVIÇOS DO BRASIL LTDA., a Brazilian company with headquarters at Av. John Dalton, 140 – Second Floor, Zip Code 13.069 -330, Campinas, SP, registered with the National Directory of Legal Entities “CNPJ/MF” under no. 06.126.425/0001 -28, hereby represented by its attorneys undersigned, hereinafter referred to simply as HUAWEI SERVIÇOS, and jointly with HUAWEI DO BRASIL, referred to as CONTRACTORS and, both of them jointly with TELEMIG, referred to as THE PARTIES.

WHEREAS:

• In the year 2004, CONTRACTING PARTIES purchased from the CONTRACTORS, CORE and ACCESS of a GSM network, according to the actuation area of TELEMIG CELULAR;

• In the subsequent years, CONTRACTING PARTIES have contracted before the CONTRACTORS expansions of CORE and ACCESS for their GSM Network;

• In 2007, the Parties decided to establish General Conditions for Supplies to be complied with by the Parties - "CGF", which will apply to this contracting (Attachment I);

• CONTRACTING PARTIES have again the need to expand the ACCESS of its GMS network, for which reason they requested proposal for this expansion through "Request for Proposal" - RFP ("RFP"), of February 16, 2007 (Attachment II);

• The CONTRACTORS supplied on May 24, 2007, the RFP responded point by point (“Compliance Statement”) (“ANSWERED RFP”) (Attachment II), together with the Proposal for the expansion of the ACCESS (“PROPOSAL”) (Attachment III), which contains a List of Unit Prices (“LPU”) of equipment, materials, software and services to be acquired for the expansion of the GSM Network of the Contracting Parties.

Now, therefore, the Parties have hereby agreed to enter into this Agreement for Supply and Provision of Services ("AGREEMENT"), which will be governed by the applicable regulations and by the following clauses and conditions:

CLAUSE 1 - DEFINITIONS

1.1. The definitions used in this AGREEMENT are those comprised in the ANSWERED RFP (Attachment II), of the applicable laws (as defined in the second clause of Attachment I) and those identified in Attachment V ("DEFINITIONS"). In the case of any divergence about the meaning of the definitions comprised herein, the definitions established in the applicable laws shall govern.

CLAUSE 2 - OBJECT

2.1. The object of this AGREEMENT is the supply and implementation by the CONTRACTORS to the CONTRACTING PARTIES of new equipment, software, services, infrastructure and new materials to the expansion of the ACCESS of the GMS Network ("GMS Triângulo Network Expansion"), according to the demand of the CONTRACTING PARTIES, as specified in the RFP (Attachment II) and in the PROPOSAL (Attachment III).

2.1.1.The supply of the expansion of the GMS Network will be through issuance of Purchase Orders (POs), as described in Attachment IV - Installation Time Schedule.

2.2. CONTRACTORS hereby undertake, in irrevocable and unchangeable character, joint responsibility for the prompt and faithful compliance with all obligations assigned indistinctly to the CONTRACTORS in the provisions of this AGREEMENT.

CLAUSE 3 - INCLUDED DOCUMENTS

3.1. For all purposes and effects of law, the following documents are integral parts of this AGREEMENT, as if they have been transcribed herein, hereinafter referred to as Included Documents:

Attachment I	GENERAL CONDITIONS OF SUPPLY - CGF
Attachment II	ANSWERED RFP
Attachment III	PROPOSAL
Attachment IV	IMPLEMENTATION TIME SCHEDULE
Attachment V	DEFINITIONS
Attachment VI	ACCEPTANCE PROCEDURE

3.2. In case of divergence between this AGREEMENT and the Included Documents, the following order shall prevail:

a) AGREEMENT

b) GENERAL CONDITIONS OF SUPPLY (Attachment I)

c) AGREEMENT LETTER DATED OF 05/13/2007 (Attachment VII)

d) ANSWERED RFP (Attachment II)

e) PROPOSAL (Attachment VIII)

f) IMPLEMENTATION TIME SCHEDULE (Attachment IV)

g) DEFINITIONS (Attachment V)

h) ACCEPTANCE PROCEDURE (Attachment VI).

3.3. The General Conditions of Supply are general terms and conditions for supplies and services involving the parties and their rules shall prevail for all situations for which there is no different provision in this AGREEMENT.

CLAUSE 4 - PRICE

4.1. The overall value of this AGREEMENT, for the supply and implementation of the GMS Network Expansion is of R$ 10,122,989.50 (ten million, one hundred twenty-two thousand, nine hundred and eighty-nine Reais and fifty cents), including all taxes.

4.1.1.The Parties hereby agree that the value provided for in item 4.1 above may vary, for more or for less, in compliance with the percentage of 7% (seven percent), in view of the Purchase Orders that will be issued by the CONTRACTING PARTIES.

4.1.2.From the total amount of the AGREEMENT specified in the item 4.1. , the amounts listed below related to previous agreements’ holdovers have already been discounted, which shall be considered as resolved from the execution hereof:

- R$ 360,000.00 (three hundred and sixty thousand Reais) related to the costs of hiring third parties’ solutions that shall resolve the holdovers concerned with the Legal Intercept functionality.

- R$ 1,000,000.00 (one million Reais) related to the holdovers of previous agreements concerned with KPI and Filters, according to the MOU (Memorandum of Understanding) signed between the PARTIES on 05/09/2007.

4.2. The contracting made herein is made under demand, for which reason the price to be paid in each demand shall be obtained by the sum of the values of equipment, materials, software and services provided for in each Purchase Order, which shall be based on the LPU established in the PROPOSAL.

4.3. The Purchase Orders will be considered as integral part of this AGREEMENT, for all purposes of law.

4.4. The unit prices comprised in the LPU included in the PROPOSAL (Attachment III) are based on the date 07/15/2007. The unit prices set forth in the prior agreements keep as base date the dated informed in those agreements.

CLAUSE 5 - PAYMENT CONDITIONS

5.1. The payments will be made after the occurrence of the following events, according to the time schedule described below and subsequent items:

a) For the hypotheses of supply of equipment, materials, software, installation services and infrastructure:

Event	Physical event of each phase	Value
1
Delivery, at the place specified by the CONTRACTING PARTY of the equipments, materials, Software and start, at the Site, of the installation services of the respective Network Element, according to the definition contained in the Attachment III.
40% (forty per cent) of the amount of the Invoices of the respective Element’s equipments and materials.

Event	Physical event of each phase	Value
2	Issue of the Term of Initial Acceptance of the respective Network Element, which must not be unjustifiably withheld or delayed.
30% (thirty per cent) of the amount of the Invoices of the respective Element’s materials and equipments and 70% (seventy per cent) of the amount of the Invoices of the respective Element’s services and software.

3	Issue of the Term of Final Acceptance of the respective Element, which must not be unjustifiably withheld or delayed.
30% (thirty per cent) of the amount of the Invoices of the respective Element’s materials and equipments and 30% (thirty per cent) of the amount of the Invoices of the respective Element’s services and software.

5.2. The payments will be made within at most 60 (sixty) days after the events mentioned in items above, provided that the Bill of Sale - Invoice is delivered in the headquarters of Telemig at least 30 (thirty) days before the payment date, in compliance with the provisions of item 4.2 of Attachment I.

CLAUSE 6 - TERMS

6.1. This AGREEMENT will be effective from the date of its execution, being fully extinguished on 07/15/2008 or on the date in which CONTRACTORS comply with all of their obligations arising herefrom, observing the hypotheses of survival of the clauses that may have been expressly provided for herein.

6.2. The Parties have agreed upon that the total period for the supply and implementation of each Purchase Order is of 3 (three) months from its issue, provided that 93% (ninety-three per cent) of all the Purchase Orders related to the AGREEMENT must be sent by the CONTRACTING PARTY until 09/30/2007 and that upon the first action, the Purchase Orders representing at least 70% (seventy per cent) of the total amount of the AGREEMENT must be issued.

6.2.1.So that the CONTRACTING PARTY issues the Purchase Orders, the CONTRACTORS shall send all the proposals/invoicing templates within up to 10 (ten) days from the request/ action/ sending of the Basic Premises for its development. The proposals shall be analyzed by the CONTRACTING PARTY and the Purchase Orders issued within up to 10 (ten) days from its receipt.

6.3. In case CONTRACTING PARTY does not define the Basic Premises required for elaboration of the Proposals, according to item 6.2.1 above, CONTRACTORS may issue the Proposals for the supply of DTRUs 1800 (radios) in quantity corresponding to the missing values in order to complete the minimum value, that is, 93% (ninety-three percent) of the value hereof. These proposals will be considered as tacitly approved, provided that the CONTRACTORS have observed, in their issuance, the price and term conditions set forth herein. CONTRACTING PARTIES commit to issue the respective Purchase Orders within up to 5 (five) days.

CLAUSE 7 - CONTRACTORS' OBLIGATIONS

7.1. The CONTRACTORS' obligations are those listed in the General Conditions of Supply (Attachment I), in the ANSWERED RFP (Attachment II) and in the Proposal (Attachment III), in addition to the following.

7.2. CONTRACTORS are responsible for the opening and write-off of the CEI enrollment, and shall inform it in each Invoice, for the actions that the CONTRACTING PARTIES deem required.

7.2.1.CONTRACTORS shall submit to the CONTRACTING PARTIES a Book CEI with the respective protocol with INSS, containing copy of the required documents submitted to INSS for opening and write-off of the CEI enrollment, within 45 (forty-five) days after the work conclusion.

7.3. CONTRACTORS undertake full responsibility for any burden or losses arising from the opening and/or write-off of the CEI enrolment, including payment of any fines applied by the inspection to the CONTRACTING PARTIES.

7.4. CONTRACTORS shall submit to the CONTRACTING PARTIES, up to the 45 (forty-five) day after the conclusion of the work, the documents provided for in the social security laws, required to remove the jointly responsibility of the CONTRACTING PARTIES in relation to the social security contributions.

7.5. The PARTIES have agreed upon that any and all obligations concerned with the CEI enrollment shall not constitute any hindrances for the CONTRACTING PARTY to fulfill the financial obligations set forth in the agreement

CLAUSE 8 - CONTRACTING PARTIES' OBLIGATIONS

8.1. In addition to the other obligations provided for herein, including those listed in the General Conditions of Supply (Attachment I), in the ANSWERED RFP (Attachment II) and in the Proposal (Attachment III), the following are the CONTRACTING PARTIES' obligations:

8.1.1.To undertake responsibility, only in relation to the sites in which the civil work services are performed as a whole or in part by the CONTRACTING PARTIES, for the opening and write-off of the CEI enrolment, pursuant to the laws in force, however CONTRACTORS being responsible for the elaboration, organization and presentation to the CONTRACTING PARTIES of all documentation required by INSS listed below to write-off of works, including of the subcontractors. The documents shall be submitted in the original or notarized copy, put together and organized in form of DATA BOOK, by CEI enrollment (DATA BOOK CEI), within 15 (fifteen) days after the work conclusion. In case CONTRACTORS do not submit the aforementioned documentation within the described term, CONTRACTING PARTIES are authorized, through notice or notification, to withhold 100% (one hundred percent) of the value of the corresponding Purchase Order service, from the next payment foreseen in the AGREEMENT, which percentage will be released by the CONTRACTING PARTIES only upon the regular presentation of the requested documents.

a) Service provision invoice containing the Agreement/Purchase Order number, CEI enrollment number, work address, as well as the INSS withholding voucher;

b) Specific GFIP (linked to the CEI enrollment) with respective list of workers assigned to the work;

c) Payroll of the employees, individual taxpayers or single workers allocated to the work;

d) Last balance sheet, together with statement of regular bookkeeping;

e) Spreadsheet with list of the subcontractors, signed by legal representatives of the contracted company;

In case of subcontracting, the following documents of the subcontractors shall also be submitted;

f) Agreement executed between the Contractor(s) and Subcontrator(s);

g) Service provision invoice issued by the Subcontractor(s) containing the Agreement/Purchase Order number, CEI enrolment number, work address, as well as the INSS withholding voucher;

h) Specific GFIP (linked to the CEI enrollment) issued by the Subcontractor(s) with respective list of workers assigned to the work;

i) Payroll of the employees, individual taxpayers or of the Subcontractor(s) allocated to the work;

j) Paid GPS related to the percentage of 11% withheld in the Subcontractor(s)' invoices;

k) Last balance sheet of the Subcontractor(s), together with statement of regular bookkeeping.

8.1.2.In case INSS may require some document not provided for in the list above and/or in the Social Security laws, CONTRACTING PARTIES shall notify the CONTRACTORS for presentation of the requested documents within the term of 30 days.

8.2. CONTRACTING PARTIES shall responsibility for the site acquisition services and all licensing for the site construction and regularization, when required.

CLAUSE 9 - SERVICES PERFORMANCE AND ACCEPTANCE TESTS

9.1. During the AGREEMENT performance, CONTRACTING PARTIES may choose between following-up the field acceptance tests or working with performed test reports, issued by the CONTRACTORS.

9.2. Upon the conclusion of all supplies and services and upon the implementation of the expansion of each network element or conclusion of a new site, CONTRACTORS will notify such fact on a weekly basis to the CONTRACTING PARTIES, in writing and within up to 3 (three) business days from the receiving of this notice, CONTRACTING

PARTIES shall authorize the start of the performance tests in each Network Element. The tests will be performed by the CONTRACTORS and will have as purpose to ensure that any equipment, systems or individual subsystems are in compliance with all specifications provided for in the ANSWERED RFP (Attachment II) and in the Acceptance Procedure (Attachment VI).

9.3. Once notified, CONTRACTING PARTIES will check if the services are proper and performed in accordance with the provisions hereof. In case no irregularity is found according to the test procedures defined in the Acceptance Procedure (Attachment VI), CONTRACTING PARTIES will issue, Initial Acceptance Term for each Network Element or new site. Otherwise, CONTRACTING PARTIES will elaborate a List of Pending Matters, which will be generated as provided for in the Acceptance Procedure (Attachment VI) and CONTRACTORS shall be notified in writing, to correct the listed defects, binding itself to start promptly the required repairs and/or complementation.

9.4. After the elapsing of the term of 90 (ninety) days from the issuance of the Initial Acceptance Term and upon the remediation of all defects and/or irregularities appointed in the List of Pending Matters mentioned in item 9.3, as well as upon the compliance with the quality requirements provided for in the ANSWERED RFP (Attachment II), CONTRACTING PARTIES will issue, for each Element, the Final Acceptance Term, as provided for in the RFP (Attachment II), always complying with the term of 10 (ten) business days after the settlement of the last pending matter for issuance of said Term.

9.5. In case the expansion of the Network Element in question, object of the specific Purchase Order, is performed and the same put into commercial operation by the CONRACTING PARTY, such fact shall be considered, for purposes of this contract, as authorizing event to the payment related to the issuance o the Initial Acceptance Term ( event 2 of item 5.1) . However, the Initial Acceptance Term shall not be considered tacitly issued because although the capacity expancion of the Network Element has been finished and the same put into commercial operation, there might be pending items that shall be resolved prior to the formal issuance of the Initial Acceptance Term.

CLAUSE 10 - WARRANTIES

10.1. CONTRACTORS shall warrant all equipment (hardware and software) concerning the performance and functionality, as well as against all and any defect during a period of 12 (twelve) months for software and hardware, counting from the Final Acceptance of each Network Element, also ensuring that the equipment will be free from material and workforce defects during said period and will comply with the specifications of the CONTRACTORS.

10.2. The warranty period of an equipment of part of it, when repaired or supplied as a replacement, shall be 12 (twelve) months from the date of repair or replacement.

10.3. If, under ordinary and adequate use during the applicable warranty period, a defect or non-compliance is identified in any equipment supplied by the CONTRACTORS, these latter shall take the following measures:

a) The CONTRACTORS shall promptly attempt to repair or replace the said equipment, without any burdens, at the CONTRACTING PARTY’s facilities;

b) When the CONTRACTORS opt to repair any equipment supplied by themselves, and such equipment has to be removed, the CONTRACTORS shall promptly replace said equipment at the CONTRACTING PARTY’s facilities, without any burdens to the CONTRACTING PARTY;

c) The CONTRACTORS shall be liable for the removal and reinstallation of the defective or non-compliant equipments, without any burdens to the CONTRACTING PARTY;

d) The round-trip transportation expenses related to the uninstallation and installation services necessary to the return of the said equipment shall be the CONTRACTORS’ responsibility;

e) After the fixing or replacement, CONTRACTORS shall return the equipment to the CONTRACTING PARTIES, bearing the costs related to the transport;

f) The defective or non-conform equipment that are replaced according to this instrument will become the property of the CONTRACTORS;

10.4. CONTRACTORS ensure the availability of spare parts or their functional equivalent to the equipment for a period of 05 (five) years from the end of their warranty term.

10.5. CONTRACTORS ensure that each equipment supplied to the CONTRACTING PARTIES according to this AGREEMENT shall always meet or exceed the warranted capacities mentioned in the ANSWERED RFP (Attachment II), in the Proposal (Attachment III).

10.6. In the hypotheses of infringement of the warranty provided for in the item above by the CONTRACTORS, CONTRACTING PARTIES will notify the CONTRACTORS communicating such fact and CONTRACTORS will have a term of 30 (thirty) days from the receiving of the notice to settle the appointed problem or, in any way, to give compensation for any loss of capacity defined in the ANSWERED RFP (Attachment II) and in the Basic Premises.

10.7. Concerning any equipment that does not meet the applicable capacities, as declared in the ANSWERED RFP (Attachment II) or in the Proposal (Attachment III), CONTRACTORS shall supply additional or improved equipment and the required services to cause said nonconform equipment (considered together with said additional equipment) to comply with the capacities declared as applicable.

10.8. CONTRACTORS will supply said additional or improved equipment and services at their sole expenses. CONTRACTORS will not issue any invoice against the CONTRACTING PARTIES and CONTRACTING PARTIES will not be obliged to pay any amount related to any exceeding capacity. The ownership on the additional equipments delivered according to the item above shall be transmitted to the CONTRACTING PARTY upon the delivery and the risk of loss shall be transmitted to the CONTRACTING PARTY according to the clause fifteen of the General Supply Conditions (Attachment I).

10.9. The CONTRACTORS shall assure to the CONTRACTING PARTY, during a 60 (sixty)-month period from the Final Acceptance, that each computing program, when delivered, installed and tested by the CONTRACTORS, shall be free of defects that may substantially affect the use of the computing program in conformity to the CONTRACTING PARTY’s specifications.

10.10. All equipment directly in the CONTRACTING PARTY's CD (Distribution Center) without being installed, shall have included in its documentation a list of components of said equipment and a report with all tests performed and their respective approvals.

10.11. With regard to computing programs from a supplier other than the CONTRACTORS, the CONTRACTORS hereby grant to the CONTRACTING PARTY all the warranties granted to the CONTRACTORS by their supplier. If the CONTRACTORS are prevented from granting the said warranties, the CONTRACTORS themselves shall warrant them under the terms of the above item.

10.12. The CONTRACTORS shall assure to the CONTRACTING PARTY that the Services shall be performed in a careful and professional manner, and in conformity to the CONTRACTORS’ specifications or any specification mutually agreed upon for such Services, using materials free of defects. If, after the issue of the Term of Final Acceptance, the Services are found not having been performed as described, for the CONTRACTORS’ or their subcontractors’ and suppliers’ fault, and if the CONTRACTING PARTY notifies the CONTRACTORS regarding this fact within the warranty period of 12 (twelve) months, and as long as they are not characterized as maintenance, the CONTRACTORS, at their discretion, shall either promptly correct the defects and deficiencies or promptly provide the reimbursement to the CONTRACTING PARTY of the amounts paid to the CONTRACTORS, related to such Services. Considering the global nature of the proposed prices, the PARTIES have agreed that they shall use, for reimbursement purposes, the amounts specified in the LPU or, if not applicable, the average amounts practiced in the market.

CLAUSE 11 - NOTICES

11.1. The notices required from one party to the other will be considered as duly delivered if made in writing and delivered in the hands of the Project Manager appointed by the Parties or, in his/her absence, in the hands of his/her substitute.

11.2. The Project Managers of the Parties can be found at the following addresses and telephone numbers:

CONTRACTING PARTIES' MANAGERS

Access Implementation Manager:
Mr. Roberto Gattás Hallak
Mobile phone: 31-9828-9000
E-mail: HYPERLINKroberto.hallak@telemigcelular.com.br

Agreements Administration Manager
Mr. Fabiano Ribeiro Lima
Mobile phone: 31-9609-1591
E-mail: fabiano.lima@telemigcelular.com.br

Full address: Rua Levindo Lopes, 258 - 9th floor - Belo Horizonte - MG
Fax No.: 31-3259-3097

CONTRACTORS' PROJECT MANAGER

Mr. Luciano Albuquerque
Tel. No.: 061 3328-0080
Mobile phone: 061-8168-8966 and 031-9737-8031
Fax: 061-3328-9458
E-mail: lalbuquerque@huawei.com

Full address: SQN Square 05 - Block A, n° 50 - Suite 916 - Torre Sul
Brasilia Shopping - Brasilia - DF
Zip Code: 70.715 -900

11.3. Any party may change the notice addresses by informing the other party in writing about said change of address.

11.4. Provisions that intend to impose tacit acceptance of conditions in case of lack of manifestation from the other party will not be considered as valid. Therefore, terms fixed by only one of the Parties will not be accepted, mainly in case of request for technical explanations. In such case, the Project Managers of the Parties shall meet and establish, by joint agreement, reasonable terms for both Parties.

CLAUSE 12 - VENUE AND GOVERNING LAWS

12.1. The Parties hereto elect the courts of the city of Belo Horizonte, Minas Gerais, to settle the disputes arising from the performance of this AGREEMENT, with exclusion of any other, no matter how privileged it may be.

12.2. The validity, interpretation, rights and obligations of the Parties according to this AGREEMENT will be governed by the laws of the Federative Republic of Brazil.

In witness whereof, the Parties hereto caused this AGREEMENT to be executed in 02 (two) copies, before the two undersigned witnesses.

Belo Horizonte, June 15, 2007.

TELEMIG CELULAR S.A.
(sgd.) (illegible) - André Mastrobuono, President
(sgd.) (illegible) - Marcus Roger M.M. da Costa, Vice-president of Corporate Services

HUAWEI DO BRASIL TELECOMUNICAÇÕES LTDA.
(sgd.) (illegible) - Liu Xiangdong, Regional Director
(sgd.) (illegible) - Caesar Ferreira, Sales Director

HUAWEI SERVIÇOS DO BRASIL LTDA.
(sgd.) (illegible) - Liu Xiangdong, Regional Director
(sgd.) (illegible) - Caesar Ferreira, Sales Director

Witnesses:
(sgd.) (illegible)
Name: Paulo César Teixeira Matos CPF: 293.721.006 -68

EXHIBIT I

SUPPLY
GENERAL CONDITIONS
- “CGF”[SGC] -

EXHIBIT I – SUPPLY GENERAL CONDITIONS- CGF

CLAUSE ONE – APPLICABILITY

1.1. The terms and conditions contained in these Supply General Conditions apply to all hiring carried out by TELEMIG CELULAR S/A (“CONTRACTING PARTY”) and that have as contractors the Ericsson Group’s companies, to wit: HUAWEI DO BRASIL TELECOMUNICAÇÕES LTDA e HUAWEI SERVIÇOS DO BRASIL LTDA, (“CONTRACTORS”), as long as such conditions constitute an exhibit to the AGREEMENT.

1.2 For executing the Agreement and putting their initials on this Exhibit, the parties agree upon the terms and conditions provided in these Supply General Conditions.

CLAUSE TWO – APPLICABLE LAW

2.1 In the execution and construction of this AGREEMENT, all the regulations applicable to the Personal Mobile Service exploitation, whether laws, decrees, ordinances, regulations or resolutions, among others, shall be considered, observed and applied by the CONTRACTORS, regardless of whether they have been or not expressly referred to in this AGREEMENT and/or in its exhibits.

2.2 Without the detriment of the observance and compliance with the other rules edited by the Agência Nacional de Telecomunicações – ANATEL [National Telecommunications Agency – ANATEL], any and all unit of certified products that may be supplied by the CONTRACTORS to the CONTRACTING PARTIES, shall bear an identification plate in a visible place, containing the manufacturer’s name and the identification of the respective certified. When it comes to an imported product, the plate shall further contain the supplier’s name and address in the country. Every certified product using radioelectric frequency, besides the previous obligatoriness, shall contain the following printed message: “This product can only be put in operation after the operation permit has been issued by the relevant technical body of the Ministry of Communications”.

CLAUSE THREE – GENERAL CONDITIONS RELATED TO PRICE

3.1. The price for each hiring shall be informed in the respective AGREEMENT, under the price clause. The Parties acknowledge that the direct or indirect costs related to each hiring may vary from their acceptance by the CONTRACTORS, and during their execution, by virtue of predictable events, such as the need to substitute materials, the use of alternative means of production or project’s adjustment , provided that there is no change to the basic assumptions of the proposal’s request, and the obligation to bear with any further costs arising from CONTRACTORS, in compliance with In the clause of pricing of the CONTRACT. In order to avoid doubts regarding the predictable nature of certain events, the following events are hereby classified as predictable, in addition to those aforementioned:

(i) strikes related to the CONTRACTORS’ or their subcontractors’ personnel;

(ii) acts of nature and typical climate phenomena related to the period or the place of services;

(iii) Delays related to equipments import and customs clearance, provided that such delays are resulting from the CONTRACTORS’ fault

3.2. In the event of new hiring related to the scope defined in the AGREEMENT, the parties shall practice price equal or lower than the LPU contained in the PROPOSAL enclosed to the Agreement, as well as the same trade conditions set in this AGREEMENT. The CONTRACTORS assure for a 04 (four)-year period, from the execution hereof, that the prices established in the LPU shall be maintained with the maximum values to be practiced for the CONTRACTING PARTIES, in compliance with the set forth in the items 3.3, with the exception of the infraestructure items specified in the LPU.

3.2.1 If the CONTRACTORS refuse to maintain the maximum values agreed upon, the CONTRACTING PARTIES will be entitled to charge in court from the CONTRACTORS the amounts disbursed beyond, constituting its AGREEMENT, jointly with the respective invoice, extra-judicial executive note.

3.3. The price related to the materials / equipments shall be adjusted from each period of one year, being valid for the subsequent one-year period, upon the application of the following formula:

For materials and equipments:

I = 0.90 x (I1 – I0) / I0

For services:

I = 1,0 x (I1 – I0) / I0

Where:

I = Adjustment index desired.

I0 = Initial index related to the cost index corresponding to the base date informed in the agreement.

I1 = The same index related to the month prior to that expected for adjustment, that means, 12th, 24th and 36th month after the month of execution hereof and so forth.

(i) the adjustment established in this item shall only apply to invoicing after the 12th (twelfth) month from the execution of the AGREEMENT.

(ii) the index to be adopted shall be the Índice Econômico / IGP [General Price Index] - DI [Internal Availability], column 2, disclosed by the Conjuntura Econômica Magazine from Fundação Getúlio Vargas [Getúlio Vargas Foundation], or in its absence, another similar that may supersede it.

(iii) the coefficient found through the adjustment formula shall be calculated until the third decimal place, without regard to the others.

(iv) If the law at any moment allows the reduction of the adjustment periodicity, the PARTIES can agree upon a new adjustment period to be considered for the

AGREEMENT’s effects.

CLAUSE FOUR – GENERAL CONDITIONS RELATED TO THE PAYMENT

4.1. The CONTRACTORS shall pay attention at the moment of issuing the invoices or receipts to the correct filling up of such documents, which must obligatorily bear the AGREEMENT number, the purchase document number (purchase order – or agreement release), the identification of the installment to be paid, rates of tax falling on and the respective values, a detailed list of materials and equipments supplied and the equipment(s)’ register code with BNDES/FINAME, when applicable.

4.2. The collection documents shall be delivered by the CONTRACTORS directly to the department responsible for processing them (Contract Financial Administration), situated at Rua Levindo Lopes, 270 – Ground Floor – Belo Horizonte/MG. The CONTRACTING party reserves the right to return to the CONTRACTORS the documents of collection received that present any irregularity, without any burden to the CONTRACTING party.

4.3. The payment shall be made always on Thursdays. Thus, if the maturity date falls on any day of the week other than the expected one, it shall be made on the Thursday subsequently to the said day, without incurring penalties or default interests. Should the Thursday falls on a non-business day, the payment shall be made on the first subsequent business day.

4.4. In case of credits on their behalf herein, arising from penalties or damages caused by the CONTRACTORS, the CONTRACTING PARTIES will be entitled to deduct them from the installments to be paid to the CONTRACTORS upon the emission of the Term of Initial Acceptance and/or Term of Final Acceptance, as the case may be, upon previous communication with minimum of two working days of anticipation, so that the CONTRACTORS may manifest about the retention to be made. In case the CONTRACTORS do not agree with the retention, even so it will be made, and the parties shall, in good faith, negotiate to resolve the problem.

4.5. The CONTRACTORS reserve the right to suspend the activities arising herefrom, after 15 (fifteen) days of the receipt by the CONTRACTING PARTIES of an extra-judicial or judicial notice from the CONTRACTORS, in case of unjustified delay(s) of payments for longer than 15 (fifteen) days. Such assumption does not apply to the case mentioned in the item 4.3 above, nor to the other cases provided herein, in which the non-payment by the CONTRACTING PARTIES is expressly authorized and justified.

4.6. In relation to payments overdue, without a contractual and/or legal provision that justifies the non-payment, the CONTRACTORS shall be entitled to charge moratorium interests of the CONTRACTING PARTY in the amount of 0.1% (zero one per cent) per day, calculated on a prorated basis, added with price-level restatement, by the IGP-DI index, until the effective payment date, except for the cases provided in this AGREEMENT which expressly remove the updating occurrence.

4.7. The CONTRACTORS cannot assign or pledge to third parties the amounts to which they are entitled to under this AGREEMENT, without the previous authorization of the CONTRACTING PARTIES. The CONTRACTING PARTY shall not assign or pledge to third parties the amounts it is eventually entitled to under this CONTRACT, without the previous and express consent by the CONTRACTORS.

CLAUSE FIVE – TAXES AND SOCIAL SECURITY CONTRIBUTIONS

5.1. The Parties, in relation to the INSS [National Institute of Social Security – INSS], shall practice the set forth in the Law 9.711/98 and Normative Ruling 03/2005, with later alterations, provided that the highlight of the Social Security tax withheld is obligatory.

5.2. The tax values shall be highlighted on the Invoice presented, jointly with the indication of the rates applied or exemption text, just as determined by the effective legislation. The values related to the supply of own or third parties’ material and/or equipments, indispensable to the execution of the services by the CONTRACTORS, shall be discriminated on the Invoice presented, under penalty of withholding of the taxes due by the total value of the fiscal document.

5.3. The responsibility for the CEI enrollment opening and write-off shall be established in the AGREEMENT, according to the effective legislation and each hiring model. However, if the responsibility is assigned to the CONTRACTING PARTIES, observing the type of hiring, the CONTRACTORS’ responsibility for the creation, organization and presentation to the CONTRACTING PARTY of all the documentation required by the INSS for the CONTRACTING PARTY performs the write-off of works, including the subcontractors’.

5.3.1. The documents shall be presented in their original form or certified copy, joined and organized as a DATA BOOK, according to the CEI enrollment (CEI DATA BOOK), within up to 30 (thirty) days after the work conclusion.

5.3.2. If the CONTRACTORS fail to present the documentation above mentioned within the determined period, the CONTRACTING PARTIES, since now, are authorized, upon a notice or communication, to withhold 100% (one hundred per cent) of the corresponding Network Element’s service value, from the next payment provided in the agreement, the percentage of which shall only be released by the CONTRACTING PARTY upon the regular presentation of the requested documents.

5.3.3. If the CONTRACTORS use the same insured to serve the several contracting companies, alternately, in the same period, they will be exempted, under the terms of the article 162 and sole paragraph of the Normative Ruling INSS no. 03/05, from developing distinct Payroll and Guia de Recolhimento do Fundo de Garantia por Tempo de Serviço e Informações à Previdência Social – GFIP [Government Severance Indemnity Fund for Employees Collection Form and Social Security Information – GFIP], provided that such situation is duly proved, where the CONTRACTORS shall be solely responsible for such information.

5.3.4. If the application of the set forth in the item 5.3.2. above is questioned by the INSS surveillance, upsetting the CEI enrollment write-off by the CONTRACTING PARTIES, the CONTRACTORS shall be fully liable for any burdens or losses arising therefrom, including the payment of eventual penalties applied by the surveillance to the CONTRACTING PARTY.

5.4. The CONTRACTING PARTIES, in relation to the Imposto Sobre Serviços de Qualquer Natureza – ISSQN [Services Tax –ISSQN], shall fulfill the set forth in the municipal legislation where the services are effectively rendered. The CONTRACTORS shall inform in the Invoice(s)’ body issued the effective place of services provision, under penalty of non-payment and their return, being responsible for such information and, consequently, for occasional tax assessments that the CONTRACTING PARTIES may receive in a City other than that specified on the Invoice(s), requesting the ISSQN payment. With regards to the services provided for in this contract, it is understood that the location for the provision in each site.

5.5. The CONTRACTING PARTIES, as withholding sources, shall collect the taxes they are bound to pay by the effective legislation, where they will be since now authorized to discount such values from occasional amounts due to the CONTRACTORS under this instrument, committing to send to the CONTRACTORS the vouchers of withholding performed.

5.6. The Parties agree upon Immediately adjust the prices contained in the LPU contained in the PROPOSAL attached to the agreement, in the event of creation, amendment or extinction of any taxes, fees an tax contributions, as long as there is a proven repercussion in the prices contracted hereby established in the LPU, from the effectiveness of the legal provisions that may introduce such amendments.

5.7. Notwithstanding the payment conditions covenanted in a specific clause, every fiscal document related to services provided by the CONTRACTORS shall be issued and delivered at the CONTRACTING PARTIES’ facilities until the 20th (twentieth) day of the month of the respective issue of invoice or receipt, aiming at the collection, by the CONTRACTING PARTIES, of the taxes within the time limit provided by law.

CLAUSE SIX – GENERAL CONDITIONS RELATED TO TIME LIMITS

6.1. The time limits for supply are those established in the Implementation Schedule provided by the CONTRACTORS, attached to the agreement. Such time limits can only be extended upon a Contractual Addendum and in the following circumstances:

a) temporary suspension of services, by written determination of the CONTRACTING PARTIES, for causes not assigned to the CONTRACTORS, under the terms of clause twelve. In such case, the CONTRACTING PARTIES shall reimburse the CONTRACTORS for the direct costs incurred by them by virtue of and for the period the suspension remains. The CONTRACTING PARTIES shall not be liable for the payment of loss of profit to the CONTRACTORS by virtue of the suspension.

b) Acts of God or force majeure, effectively proved by the CONTRACTORS, under the terms of the clause sixteen. In such case, each Party shall bear with their own losses for the period the extension is effective.

c) the failure to provide, by sole fault of the CONTRACTING PARTIES, of the necessary technical conditions, that are of its responsibility, for the implementation of the object of the present CONTRACT, as provided for in the CONTRACTING PARTY’s Obligation Clause. In this event, the CONTRACTING PARTIES shall reimburse the CONTRACTORS for the direct costs incurred by them by virtue of the non-provision and for the period it remains effective. The CONTRACTING PARTIES shall not be liable for the payment of loss of profit to the CONTRACTORS by virtue of the extension.

6.2. The extension that may be granted, in the cases referred to in the item 6.1. above, shall correspond to the number of days of the delay effectively occurred and shall only apply to the services provedly harmed by such delay.

6.3. The fact that the CONTRACTING PARTIES reject, in whole or in part, any of the services and/or materials, executed and/or used, which do not meet the requirements, obligations and conditions established herein CONTRACT, provided that all infrastructure technical specifications are condensated in a Detail Book and is adjusted and agreed upon between the parties. Likewise, occasional suspensions of the services, determined by the CONTRACTING PARTIES’ inspection in case or irregularities found, as provided in the clause nine hereof, shall not be allowed as a justification for the delay in the Implementation Schedule attached to the agreement. Always that the CONTRACTING PARTY justifiably reject any supply, it shall do so informing the rejected items in a checklist.

CLAUSE SEVEN – CONTRACTOR’S OBLIGATIONS

7.1. In addition to other obligations provided herein, the CONTRACTORS shall, jointly and severally:

(a) Fulfill the Implementation Schedule, attached to the agreement, and the other obligations established herein;

(b) Prepare and deliver to the CONTRACTING PARTY at the end of each month, or always that the CONTRACTING PARTY, at its sole discretion, deems necessary, under penalty of suspension of eventual payments due by the CONTRACTING PARTY to the CONTRACTORS, and application of fine provided for in item 10.1 (ii), “DATA BOOK”, containing copy of the following documents:

(i) Services Tax (ISS) Collection Form, collected in the city where the services are executed, except in the cases when the Municipal Legislation transfers to the CONTRACTING PARTIES the obligatoriness of ISS withholding and its consequent collection;

(ii) Income Tax Withheld at Source Collection Form, in case it occurs;

(iii) Social Security Contributions Collection Form;

(iv) Collection Form for Fundo de Garantia por Tempo de Serviço Contributions – FGTS [Government Severance Indemnity Fund for Employees – FGTS];

(v) Payment Slip of the Confederative, Assistential and Union Contributions – CAGED – general unemployed registry;

(vi) (VI) List of the personnel under the responsibility of the CONTRACTORS and their subcontractors, who worked in the month of report presentation;

(vii) (Employees Registration Index (“FRE” / in English “ERI”), pre-admission and periodic health exam of the employees hired by the CONTRACTORS, when applicable, and by the subcontractors during and for the execution of the services that are this AGREEMENT’s subject matter;

(viii) Term of Contract Termination and dismissal health exam; and

(ix) Monthly report containing the number of employees at the CONTRACTORS’ and the subcontractors’, per worked hours, number of accidents with and without lost time injury, with copy of the CAT – Comunicação de Acidente de Trabalho [Labor Accident Notice] and proof of payment of the Seguro de Acidente do Trabalho – SAT [Labor Accident Insurance – SAT].

(c) Deliver to the CONTRACTING PARTY copy of all original documentation that comprises the referred “DATA BOOK”, at the end of the present CONTRACT;

(d) Keep all their employees and the subcontractors’ employees duly registered as established by the effective legislation, also with the obligation to keep up-to-date with all the legal obligations related to the activities performed by their employees, even the labor and social security ones;

(e) Make sure that proper safety measures are taken to prevent accidents and that all the work performed is in compliance with the relevant occupational safety and health legislation, whether the work is performed by the CONTRACTORS or their subcontractors;

(f) Substitute their employees and/or sub-contractors, at any time, upon the CONTRACTING PARTIES’ request, provided that there are evidences that such employee or sub-contractors present an improper performance and/or conflict of interests with the CONTRACTING PARTY, being also responsible for the costs arising from the substitution;

(g) Properly protect the CONTRACTING PARTIES’ and third parties’ properties, caring for the preservation and maintenance of their facilities, equipments and materials. During the supply and installation of the equipments hired hereby, the CONTRACTORS and their employees, or third parties under their responsibility, shall comply with the rules concerned with the use and preservation of the CONTRACTING PARTIES’ facilities, under penalty of bearing the costs of the damages caused;

(h) Maintain in Brazil, during all this AGREEMENT’s effectiveness, a circuit board and component replacement shop, in such a way to ensure that all the pieces sent for repair by the CONTRACTING PARTIES are returned by the CONTRACTORS, within the maximum period of 60 (sixty) days for equipments locally manufactured and 90 (ninety) days for imported equipments;

(i) Supply the object hired, in compliance with the regulation edited by the Ministry of Communications, by ANATEL and the other public administration bodies, including, among others, those related to the Serviço Móvel Pessoal – SMP [Personal Mobile Service – SMP/ in English, “PMS”], with regard to materials, Software, services and equipments, until the commercial activation of each Network Element or the issue of the respective Term of Initial Acceptance, whichever shall be sooner, bearing all costs inherent to or arising from.

(k) Inform, at the intervals defined by the CONTRACTING PARTIES, about the development of the services hired hereby, according to the Implementation Schedule, showing the evolution of the events, analysis of occasional deviations and actions to keep up with deadlines, including about the services performed by subcontractors, as the case may be;

(l) Provide, at any time, information requested by the CONTRACTING PARTIES about the supply that is this AGREEMENT’s subject matter and about the Implementation Schedule, containing the level of details necessary for a good follow-up and reliability of the terms fulfillment;

(m) Provide the CONTRACTING PARTIES with a copy of the insurance policies issued on behalf of the CONTRACTORS, according to the clause sixteen hereof, as well as a copy of the payment vouchers of the respective premiums;

(n) Appoint a Project Manager who shall interact with the Project Manager appointed by the CONTRACTING PARTIES, fully managing the CONTRACTORS’ and the subcontractors’ obligations. The Project Manager shall: a) have full knowledge of all the Project’s context; and b) have authority to make routine decisions, concerned with the Project and the respective personnel;

(o) Comply with, observe, respect, fulfill and enforce all the effective legislation related to environment protection and preservation, as well as the CONTRACTING PARTIES’ recommendations, procedures, rules and internal policies and respond for any damages resulting from the non observance of this clause;

(p) Ensure the storage and safeguard, as well as the immediate withdrawal and/or disposal of any wastes that may possibly be generated by the CONTRACTORS during the implementation of the scope of the contract, aiming at fully complying with the effective environment protection legislation;

(q) Hold the CONTRACTING PARTIES harmless of any legal and/or administrative claims caused by the CONTRACTORS themselves or their subordinates, which, somehow, arise from the legal relation between the parties hereto, assuming all the responsibility and the resulting burden, being obligated, furthermore, to formally request, before the relevant authority, the substitution and/or exclusion of the CONTRACTING PARTIES from the claim’s liabilities. In the event that the CONTRACTING PARTIES are claimed, the CONTRACTORS commit themselves to reimburse the CONTRACTING PARTIES for all the costs incurred by the CONTRACTING PARTIES due to the claim, after its final judgment, provided that it is not attributable responsibility to the CONTRACTING PARTY, including in the concept of costs the total attorney fees that they may pay to defend their interests, expert, accountant fees, as well as any other expense incurred with the investigation, defense, maintenance, preservation or execution of any of the rights provided herein, regardless of the time in which such claims are created, pursuant to the set forth in the item 11.3 hereof;

(r) Ensure that the materials and equipments (hardware and software) supplied follow the international interoperability standards defined by the norms issued by the 3GPP.

CLAUSE EIGHT – CONTRACTING PARTY’S OBLIGATIONS

8.1. In addition to other obligations provided herein, the CONTRACTING PARTIES shall:

a) Perform the payments of the amounts due to the CONTRACTORS, as established in the clause four hereof and in the price clause of the AGREEMENT;

b) Allow the access to all the facilities of the CONTRACTING PARTIES’ property, during 24 (twenty-four) hours a day, 365 (three hundred and sixty-five) days a year, upon the supply by the CONTRACTORS of a list of the personnel that will have access to the place, followed by the respective documentation. The time limits related to facilities of third-parties’ property shall be previously negotiated with the CONTRACTING PARTIES;

c) Appoint a Project Manager during the supply of this agreement’s subject matter to interact with the Project Manager appointed by the CONTRACTORS, who shall: a) have full knowledge of all the Project’s context; and b) have authority to make routine decisions, concerned with the Project and the respective personnel;

d) Inform the CONTRACTORS, in written, the reasons that determined such refusal of equipments and/or services delivered;

e) Provide the CONTRACTORS with the technical information necessary to the creation of the Projects, aiming at the interface with other Systems of the CONTRACTING PARTIES, as long as the information is requested in a reasonably manner;

CLAUSE NINE – INSPECTION OF THE AGREEMENT EXECUTION

9.1. The CONTRACTING PARTIES and their employees, executives or agents shall always be entitled to inspect the CONTRACTORS’ performance concerned with this AGREEMENT, without excluding or reducing the CONTRACTORS’ sole and full responsibility for the services rendered and the materials/equipments supplied. provided that any inspections do not affect the performance and the fulfillment of any obligation of the CONTRACTORS under this CONTRACT.

9.2. Solely if the CONTRACTORS, in the supply of this agreement’s subject matter, do not comply with the terms set forth herein, the applicable laws and/or regulations and if the CONTRACTORS do not solve the irregularities found within the term established by the CONTRACTING PARTIES and commit themselves, thus, to fulfill the Implementation Schedule attached to the agreement, the CONTRACTING PARTIES can terminate the AGREEMENT, according to the clause twenty-four hereof, provided that the CONTRACTORS shall not be entitled to receive any indemnities, except the payment related to equipments delivered and services performed until the date of the termination notice, provided that they have been accepted, as set forth in the Acceptance Procedures provided in the Agreement or commercially activated by the CONTRACTORS, without detriment of the application, by the CONTRACTING PARTIES, of the penalty described in the item 10.1 (i) hereof.

CLAUSE TEN – PENALTIES

10.1. The infringement by the CONTRACTORS of any provisions herein or the legal and regulatory provisions connected herewith, shall grant the CONTRACTING PARTIES the right to apply the following penalties, without detriment of the responsibility for losses and damages, when applicable:

(i) non-compensatory penalty for the CONTRACTORS’ delay to perform the events set forth in the Implementation Schedule of each Invoice, limited to 15% (fifteen per cent) of the amount of the Purchase Order in question, calculated in accordance with the following formula:

     M = (0.0033 x A) x P

Where:

M = Penalty value

A = Delay in days.

P = sum of the values of all the materials, software and services, with supply provided herein, related to the Network Element in delay.

(ii) non-compensatory penalty in the value of in the amount of 0.1% (zero point one per cent) of the total amount of the purchase orders issued up to the moment of the violation, all bound to the same CONTRACT, in the case of unfulfillment, by the CONTRACTORS, of any obligation provided for in this CONTRACT, with the exception of the unfulfillment by delay in the Implementation Schedule attached to this contract, whose penalty shall be the one set forth in the item (i) above. For purposes of application of the penalty provided in this item (ii), the CONTRACTING PARTIES shall notify the CONTRACTORS to, within a 5 (five)-running-day period, start the regularization procedures of the default pointed or, within the same period, present their formal defense. In case they present their defense, the CONTRACTING PARTIES shall analyze whether the justifications presented will exempt the CONTRACTORS from the responsibilities. In case the defense is refused, the CONTRACTING PARTIES shall send to the CONTRACTORS the reasons why they have refused their defense. From the receipt of the defense refusal notice, the CONTRACTORS shall have 24 (twenty-four) hours to start the default regularization, and must conclude the services within the term determined by the CONTRACTING PARTY, based on the reasonability and good faith principles. If proper measures are not taken by the CONTRACTORS, and services are not concluded within the determined period, the penalty shall apply.

10.2. If ANATEL imposes a penalty to the CONTRACTING PARTIES due to a failure to comply with the terms of the authorization or regulation applicable to the Personal Mobile System – PMS and this derives from exclusive and supported of the CONTRACTORS failure to perform their obligations in a proper and punctual manner under this AGREEMENT, the CONTRACTORS shall indemnify the CONTRACTING PARTIES to the extent of its responsibility, in the amount imposed by ANATEL, according to the procedure described in the item 10.3 below, without detriment of the losses and damages that may be incurred by the CONTRACTING PARTIES, in compliance with the limitation set forth in the item 11.6 hereof.

10.3 In case the CONTRACTING PARTY is notified or assessed by reason of unfulfillment, by the CONTRACTORS, or sub-contractors, of the tax, social security, environmental, and labor obligations or by reason of the unfulfillment, by the CONTRACTING PARTY, of the obligations mentioned above, the CONTRACTING PARTY is authorized to withhold an amount equal to the totality of the amounts paid as a result of such default of the eventually existing credits as a result of this CONTRACT or any other that might be in force. In case there is no enough credit to be withheld, the CONTRACTORS undertake to reimburse the amount paid, including attorney fees, within the maximum period of 15 (fifteen) days after written communication by the CONTRACTING PARTY to the CONTRACTORS, by deposit in the account nr. 762.200 -7 of the Banco do Brasil, branch 3308-1, of Telemig.

10.3.1. In the event of delay of the payments mentioned herein, the CONTRACTORS shall be liable from the 8th (eighth) day to a penalty of 2% (two per cent) falling on the overdue amount, regardless of any notice, communication, judicial or extra-judicial interpellation.

10.3.1.1. The delay of the payment referred to herein, for longer than the 75 (seventy-five)-day period from the notice date provided in the item 10.3 above shall imply, regardless of any notice, communication, judicial or extra-judicial interpellation, in the incidence of 10% (ten percent) fine.

CLAUSE ELEVEN – RESPONSIBILITIES

11.1. Each of the PARTIES shall indemnify and hold the other PARTY, their officers, executives, agents, employees exempt from any claims, demands, lawsuits, damages, costs, expenses, losses or responsibilities, arising from or related to this AGREEMENT, to the extent that such damages have been caused by acts or omissions derived from the involuntary or felonious behavior of any of the such PARTY or their agents, contractors, subcontractors, executives or employees, or any other person under the CONTRACTORS’ responsibilities, in compliance with the limit of the total amount hereof, as set forth in the clause of pricing of the CONTRACT.

11.2. Each one of the PARTIES shall indemnify and hold the other PARTY and their officers, executives, agents, employees exempt from any claims, demands, lawsuits, damages, costs, expenses, losses or responsibilities by virtue of death or personal injuries (whether to their executives, agents, the CONTRACTING PARTIES’ employees or third parties) arising from or related to this AGREEMENT, to the extent that such injuries or death have been caused by acts or omissions derived from the involuntary or felonious behavior of their agents, contractors, subcontractors, executives or employees, or any other person under the CONTRACTORS’ responsibility, as long as the CONTRACTING PARTIES notify the CONTRACTORS, in written, of any lawsuits, claims, damages or demands against the CONTRACTING PARTIES.

11.3. The CONTRACTORS state that they are solely liable for the total fulfillment of the effective environment protection legislation, being responsible further for any and all damages caused to the environment and/or fines, penalties, notices of infractions, notices, imposed or applied by virtue of the non compliance with the applicable legislation.

In the same way, the contracting party will be responsible for any damage caused to the environment, and/or fines, penalties, assessment notices, notifications imposed or applied in view of the non observance of the legislation in force, concerning its specific obligations related to the present Instrument. It is certain and agreed upon, as of today, that there will no concurrent fault, being each party sole and exclusively responsible for the environmental damage it may cause.

11.4. Each one of the PARTIES shall reimburse the other PARTY for any and all expenses that may be incurred by this latter in the promotion and/or implementation of preventive and/or corrective measures of possible damages supportable caused to the environment, as well as for the expenses and disbursements that the such PARTY may effectuate as a result of fines, penalties, notices of infractions, notices imposed or applied by the public bodies, without detriment of the losses and damages verified.

11.5. The CONTRACTORS acknowledge that the performance of the services covered by this AGREEMENT can interfere harmfully in the current operation and working of the CONTRACTING PARTIES’ telecommunications networks. Thus, the CONTRACTORS the CONTRACTORS take responsibility for the damages provenly caused by them, that the CONTRACTING PARTY may incur as a result of eventual claims of third parties as to problems that jeopardize the operation of their telecommunication networks.

11.6 Any and all indemnification that may be paid by the CONTRACTORS as a result of any activity related to the present contracting, including, additionally, the responsibility for its agents and/or sub-contractors, and possible damages to the network of third parties, shall not exceed, in any way, the total amount of the CONTRACT, except with regards to violations involving Intellectual Property resulting from the proper use by the CONTRACTING PARTY, penalties applied by ANATEL, death and personal risk, for which the CONTRACTORS’ responsibility in unlimited.

11.7 It is certain and agreed upon that the CONTRACTING PARTIES will be responsible for indirect damages up to the limit of 50% (fifty percent) of the total amount of the present CONTRACT, as set forth in the clause of pricing of the contract.

CLAUSE TWELVE – ACTS OF GOD AND FORCE MAJEURE

12.1. All the unpredictable events occurred along the execution of this AGREEMENT that may provedly interfere in the rhythms of the works shall be characterized as an act of God or force majeure and considered as causes of liability exemption, such as:

a) wars, military hostilities, terrorism acts, police actions and other similar ones;

b) general strikes or in specific sectors, occurring in the local, national or international sphere;

c) nature acts and other catastrophic climate phenomena that are evidently atypical in relation to the period or the place and impossible to be predicted by the CONTRACTORS, in spite of their existence.

d) suspension of the implementation activities of the site by popular disturbances or by the execution of legal order, even if the site has already obtained the project permit and construction permit, issued by the local public authority.

12.2. The CONTRACTORS shall notify the CONTRACTING PARTIES’ Project Manager, informing him of the occurrence of an unpredictable fact, within a maximum period of 7 (seven) business days, from its occurrence, attaching proofs that characterize the event’s unpredictability. The failure to send the notice within the determined period shall constitute a proof that the event has not affected the rhythm of the works and, therefore, it cannot be characterized as an unpredictable fact, for the CONTRACTORS’ liability exemption purposes.

12.3. The CONTRACTING PARTIES shall examine the documents presented by the CONTRACTORS, within a maximum period of 7 (seven) business days, and may request supplemental proofs if consider them as necessary to the perfect event characterization.

12.4. If the CONTRACTING PARTIES agree about the event’s unpredictability, the CONTRACTORS shall be exempted from the payment of any penalties to the CONTRACTING PARTIES, also with the right to an term extension, according to the clause nine. Each party shall assume and bear its own losses arising from and/or caused by the unpredictable event.

12.5. If the CONTRACTING PARTIES disagree about the existence of an unpredictable event, they must sent to the CONTRACTORS a grounded report, within a maximum period of 7 (seven) business days that justifies and bases their judgment.

12.6. If the CONTRACTORS understand that the event’s unpredictability has made the AGREEMENT execution excessively onerous, they must comply with the set forth in the article 478 of the New Civil Code, and can neither suspend the activities nor declare the agreement as terminated, except if based on a judicial order granting them such right, in conformity to the limited liability provided in the item 11.1, under penalty of being liable for the damages they cause to the CONTRACTING PARTIES, besides being liable to the penalties established herein.

CLAUSE THIRTEEN – SOFTWARE LICENSING AND INTELLECTUAL PROPERTY RIGHTS

13.1 The CONTRACTORS guarantee that all necessary licenses related to any software and equipment supplied under this CONTRACT are regular, are irrevocable and will be valid for a period over 50 years. The CONTRACTORS guarantee, further, that they are authorized to supply such products under the way herein contracted, excluding the source codes, totally exempting the CONTRACTING PARTY from any responsibility for any judicial damages, arbitration awards or penalties that eventually are imposed as a result of the use of the contracted products and services. The CONTRACTORS shall make available all documents related to the licenses in question.

13.2 In case the CONTRACTING PARTY is judicially demanded by reason of the use of the software and equipment contracted, the CONTRACTING PARTIES can proceed with the impleader to the CONTRACTORS, under the terms of the article 70, subsection III of the Civil Procedure Code, where the CONTRACTORS shall be, in such case, obliged to accept the denouncement, Pursuant to art. 75, Clause I of said law, and must defend the CONTRACTING PARTIES, exempting them from any responsibilities arising from such utilization and, furthermore, they shall reimburse the CONTRACTING PARTIES for any costs, including attorney fees, by virtue of the lawsuit, after the final decision.

13.3 The CONTRACTORS shall pay to the CONTRACTING PARTIES any amounts and costs to which this latter is condemned to pay by an unappealable judgment by virtue of an infringement of intellectual property rights and/or license of use committed by the CONTRACTORS. The payment obligation by the CONTRACTOR provided in this clause will be subject to the CONTRACTING PARTY’s obligation of punctually notify the CONTRACTOR about the existence of any judicial action in such a way that the CONTRACTOR may be in conditions to adopt the proper and applicable legal measures

13.4 If the use of the Software and/or Equipments by the CONTRACTING PARTIES is prohibited, the CONTRACTORS shall, on their own account, procure the right so that the CONTRACTING PARTIES continue to use the said Software and/or Equipments, or even substitute or change them so that they will no longer infringe any Intellectual Property Rights, without, however, jeopardize the services of the CONTRACTING PARTY. If none of the options aforementioned is commercially feasible, the CONTRACTORS shall remove the Software/Equipments prohibited and reimburse the CONTRACTING PARTIES for the amounts paid to the CONTRACTORS, related to such products, excluding the depreciation of such products pursuant the applicable tax legislation. Considering the global nature of the proposed prices, the parties agree that they will use, for purposes of reimbursement, the amounts contained in the LPU or, if not applicable, the average amounts calculated in the market.

CLAUSE FOURTEEN – NON-DISCLOSURE

14.1 All the information related to this AGREEMENT or acquired in its course, disclosed by one Party (“Disclosing Party”) to the other (“Receiving Party”), whether in Brazil or abroad, shall be considered as Confidential Information, as defined below, and owned by the Disclosing Party, and must be protected by both PARTIES, as provided herein.

14.1.1 Confidential Information shall mean, but not limited to, any and all technical, operational, commercial, legal information, whether patented or not, know-how, inventions, processes, formulae and designs, whether patentable or not, business plans, accounting methods, techniques and accumulated experiences, transmitted to the Receiving Party: (i) by any physical means (e.g. printed, handwritten documents, facsimile documents, electronic messages (e-mail), photographs, etc.); (ii) by any other means registered in electronic media, such as tapes, laser discs, floppy disks (or any other magnetic means); (iii) orally; and (iv) summaries, annotations and any comments, whether verbal or written.

14.2 All the non-disclosure obligations provided herein shall remain valid during this instrument’s duration, and furthermore, they shall survive for a 5 (five)-year period from the receipt of each Confidential Information, where the Receiving Party must:

(a) use such information only for the purpose to execute this AGREEMENT;

(b) keep the Confidential Information and disclose them only to the employees who need to have knowledge about them for purposes of execution of this AGREEMENT;

(c) protect such information, using the same care as that used to protect their own confidential information;

(d) not make copies through any processes, except for those indispensable to the development of their works and previously authorized by the Disclosing Part.

14.3 The Receiving Party shall request the Disclosing Party’s written authorization in order to disclose Confidential Information to third parties, agents or consultants, provided that this third party shall sign a Non-disclosure agreement with the parties, in terms compatible with this Clause’s scope, except in the case of supply of Confidential Information to the relevant regulatory agency or the Judiciary, for the fulfillment of an administrative or judicial decision, only to the extent of the said order, an assumption in which the supply shall be previously informed by one Party to the other so that this latter can claim for a proper injunction.

14.4 Each of the PARTIES shall return to the other Party any Confidential Information, whenever requested, or when the document maintenance is no longer necessary, committing itself not to retain any reproductions (including magnetic reproductions), copies or counterparts.

14.4.1 Supplying the whole or Part of the Confidential Information to the other Party shall not grant, under any circumstances, any right inherent to the said information to the Receiving Party, provided that the Disclosing Party shall remain as the lawful owner of the Confidential Information and own rights (including, among others, the patent rights).

14.4.2 The Receiving Party shall inform the Disclosing Party of any incidents that allow or may allow the misplacement or disclosure of documents of Confidential Information, without detriment of its objective responsibility.

14.4.3 The Receiving Party shall destroy any documents produced by it that contain the Disclosing Party’s Confidential Information, when the maintenance of the Confidential Information is no longer necessary, at the Receiving Party’s sole discretion, committing itself not to retain any reproductions (including magnetic reproductions), copies or counterparts.

14.5 The Receiving Party is not obliged to protect any Confidential Information that:

(a) was already under the Receiving Party’s possession, free of restrictions, prior to its disclosure by the Disclosing Party;

(b) is within the public domain or comes within the public domain without any breach of this Agreement by the Receiving Party;

(c) has been lawfully acquired by the Receiving Party with unrestricted rights to disclose it;

(d) has been provedly developed by the Receiving Party prior to its disclosure by the Disclosing Party;

(e) has been provedly disclosed by court order or an order from an authority with competent jurisdiction, and shall, however, promptly inform the Disclosing Party and even prior to the determined disclosure.

CLAUSE FIFTEEN – TITLE AND RISK OF LOSS

15.1 Unless otherwise provided herein or otherwise agreed upon between the Parties, the title over the Products that are the subject matter of this supply shall be transferred to the CONTRACTING PARTIES upon their delivery by the CONTRACTORS and the risk of loss can be transferred after the TAI (Term of Initial Acceptance) For each network element (site). The risk of loss shall also be transferred in case of omission by the contracting party in inspecting the network element (site) aiming at issuing the TAI (INITIAL ACCEPTANCE TERM), in case the CONTRACTORS notify the CONTRACTING PARTY to perform the inspection within the period of 10 days of anticipation to the conclusion of the installation of the network element (site) and the CONTRACTING PARTY fails to perform it between the eleventh and the twentieth day counted from the notification.

15.2 The title over the products considered in the clause above will be reverted to the CONTRACTORS in case the CONTRACTING PARTY fails to make the payments in the agreed upon terms, in an unjustified way.

15.3 The CONTRACTING PARTIES shall promptly notify the CONTRACTORS of any claims related to a loss that occurs while the CONTRACTORS hold the risk of loss and besides, they shall cooperate by all reasonable means to facilitate the resolution of any claims.

CLAUSE SIXTEEN – INSURANCE

16.1 The CONTRACTORS shall be liable for contracting an Engineering Risk Insurance that assure the civil and installation and assembly works concurrently with the accessory coverage for “Tests”, “General and Cross Civil Liability (including bodily injury, property damages and morale hazard)” and “Adjacent Properties”, in amounts that assure the replacement of properties and/or indemnities for losses in case of losses. The insured amounts and deductibles shall be previously approved by the CONTRACTING PARTIES and must be specified in the insurance policy, beneficiary clause in favor of the CONTRACTING PARTIES. The CONTRACTORS shall also be liable for their employee’s personal insurance.

CLAUSE SEVENTEEN – EQUIPMENTS AND SOFTWARE

17.1 Upon the delivery of each supply, if the CONTRACTORS have more up-to-date equipments available than those requested by the CONTRACTING PARTIES, the CONTRACTORS shall inform the CONTRACTING PARTIES of such availability so that they can decide whether to implement or not such more up-to-date equipment.

17.1.1. In case the CONTRACTING PARTY decides to use the more recent equipment, the PARTIES shall negotiate, in good faith, eventual price differences between the equipment, as well as eventual changes to the Schedule, thaw might be necessary.

17.2 If the CONTRACTORS modify, update or discontinue the manufacture of any equipment, software or spare parts, according to the supply that is the subject matter of this AGREEMENT, they shall notify the CONTRACTING PARTIES about it at least at least 180 (a hundred and eighty) days in advance, committing themselves to maintain the prices established in the LPU included in THE PROPOSAL attached to the agreement, so as not to generate damages of any kind to the CONTRACTING PARTIES,, furthermore, shall be responsible for any direct costs arising from such modification. The conditions above do not apply to the notifications already issued by the CONTRACTING PARTIES.

17.3 In case of discontinuance of the manufacture of any equipment, software or spare parts, as provided in the item 17.2 above, the CONTRACTORS shall notify the CONTRACTING PARTIES in written about this fact and supply an equivalent equipment option with prices equal or lower than those previously practiced, except if such equipment, software or spare parts present new features or allow an increase of performance of the systems, object of the present CONTRACT, in such case the prices shall be negotiated between the parties.

17.4 The substitution of equipments, software or spare parts under this AGREEMENT shall comply with the following conditions:

(a) It shall adversely affect neither the interchangeability, whether physical or functional, nor the performance specifications of the equipment, software or spare parts, except if authorized by the CONTRACTING PARTIES in writing;

(b) Any modification or substitution of equipments, software or spare parts shall be functionally equivalent and compatible with what was modified or substituted, with no other adaptation;

(c) Under no circumstances shall it reduce or diminish the warranty obligations or the useful lifetime undertaken by the CONTRACTORS, pursuant to this AGREEMENT;

(d) In case of impossibility to substitute the equipment, software or spare part to be discontinued, the CONTRACTING PARTIES shall have 180 (one hundred and eighty) days, from the notice described in item 18.2 above, to acquire the required quantity of the said equipment;

(e) The CONTRACTORS commit themselves to provide technical support services, including repairing the equipments, until the end of its period of functionality, being considered as such, the period of 5 (five) years counted from the last acqusition, for software and of 08 (eight) years for equipment.

17.5 During the 5 (five)-year period from the warranty period expiration date, the CONTRACTORS shall provide the CONTRACTING PARTIES with equipments spare parts manufactured according to the CONTRACTORS’ standards and software developed by the CONTRACTORS that are compatible and functionally equivalent, enabling a network expansion according to the technical specifications defined in the “RFP” attached to the agreement. If the CONTRACTORS suspend the supply of equipments, spare parts or compatible software and they are not available in any other vendor recommended by the CONTRACTORS that adopt the same pricing policy, during the said period, the CONTRACTORS shall provide the CONTRACTING PARTIES with a commercially reasonable project so that this latter can upgrade to the new equipments, which must offer functionalities similar to those of the discontinued products.

17.6 The spare parts shall be delivered at the place specified by the CONTRACTING PARTIES, and the CONTRACTORS shall perform the tests within no later than 30 (thirty) days from the delivery. The defective spare parts shall be sent by CONTRACTORS for the due replacement, in conformity to the warranty procedures provided herein, and in such case, it will have a 12 (twelve)-month warranty period as from its return to the delivery place defined by the CONTRACTING PARTIES. For the case provided in this item, the courses of remittance and return of the spare parts for repair shall be the CONTRACTORS’.

17.7 If any equipment or service is delivered at an incorrect place, the CONTRACTORS shall be liable for any additional expenses incurred arising from its delivery at the correct place of delivery and for the risk of transportation. The CONTRACTORS shall also be liable for items delivered in excess.

CLAUSE EIGHTEEN – PLANS, PROJECTS AND TECHNICAL SPECIFICATIONS

18.1 Except for the Confidential Information, the documents that include plans, drawings, projects and specifications provided by the CONTRACTORS to the CONTRACTING PARTIES, in connection with the supply, shall belong to the CONTRACTING PARTIES, except for the CONTRACTORS’ intellectual property rights. Additionally, the CONTRACTING PARTIES shall have full right to use the documents provided by the CONTRACTORS that constitute Confidential Information in the normal course of operation and maintenance of the Products.

18.2 Each PARTY shall be liable for the integrity and the correction of data and technical documents provided to the other party. When such data or technical documents are found incomplete or inaccurate, each Party shall notify the responsible Party and, subsequently, the said responsible Party shall promptly complete and/or correct the said data or technical documents.

CLAUSE NINETEEN – REPRESENTATIONS OF THE PARTIES

19.1 The PARTIES hereby confirm that this AGREEMENT was negotiated and entered into in accordance with the principles of integrity and good faith, which shall also be complied with by the PARTIES in the fulfillment and execution of their obligations under the terms hereof.

19.2 For the purposes of the Civil Procedure Code (including its Art. 157), the PARTIES hereby confirm and acknowledge expressly that (i) they have expertise and experience in the execution of the activities covered herein; (ii) the PARTIES’ obligations arising from this AGREEMENT are proportional and congruent; (iii) no fact or obligation contained in this AGREEMENT can be considered as a breach of infringement to the laws applicable thereto or to the subject matter and nature hereof; (iv) they have been assisted by qualified professionals to identify and understand the applicable legal rules and are aware of all the circumstances related to this AGREEMENT as well as the rules that govern it; and (v) they had access to all documents, plans, spreadsheets and all the information and conditions necessary to the development and/or analysis of the PROPOSAL attached to the agreement.

19.3 This AGREEMENT and its Exhibits constitute the entire understanding between the PARTIES with regard to the matter hereof and shall prevail over all previous discussions, agreements and statements. Any information, premise, advantage or condition that may have been provided by the CONTRACTING PARTIES prior to the RFP attached to the agreement and that is not expressly provided herein and/or its Exhibits, can not be taken into consideration by the CONTRACTORS, provided that they shall not be considered as valid, not effective.

19.4 No modifications, amendments or other changes shall be made to this AGREEMENT or to any part hereof, except upon a written instrument signed by an attorney of each Party.

CLAUSE TWENTY – WAIVER OF RIGHTS

20.1 Any failure or delay by the CONTRACTORS or CONTRACTING PARTIES in exercising any right, power or privilege or strictly execute any term or condition hereof, in one or more occasions, shall neither constitute nor be construed as a waiver of said rights or of any other terms and conditions set forth herein in any other occasion.

TWENTY-ONE CLAUSE – ASSIGNMENT AND SUBCONTRACTING

21.1 The CONTRACTOR shall neither assign nor transfer, in whole or in part, the rights and obligations established herein, without the previous and express authorization of the other Party, except in the cases of corporate restructuring, merger, spin-off or take over.

21.2 The CONTRACTORS shall not also assign or transfer, at any title, the totality of substantial part of their assets, without previous and express authorization by the CONTRACTING PARTY.

21.3 The CONTRACTING PARTY is hereby authorized to assign or transfer, wholly or partially, for companies of the same group or in function of corporate restructuring, spin-off and take over, the rights and obligation resulting from and/or arising from the present CONTRACT, including its credits, upon simple written communication to the CONTRACTORS.

21.4 For the purposes of this clause, the expression “CONTRACT” shall include this instrument, its attachments and any purchase orders eventually generated for the compliance thereof.

21.5 The CONTRACTORS can subcontract any of the services provided herein, upon a previous and express authorization of the CONTRACTING PARTIES, provided that the CONTRACTORS are prohibited to allege exemption of liability and obligations regarding the subcontractor party.

21.6 The CONTRACTORS’ liability for services performed by their subcontractors is full, comprising as well the liabilities for general and labor accidents and for the labor, social security and tax charges and duties.

21.7 None of the clauses contained in the agreements between the CONTRACTORS and their subcontractors shall constitute a contractual bond between the CONTRACTING PARTIES and the CONTRACTORS, or between the CONTRACTING PARTIES and the CONTRACTORS’ subcontractors, nor shall they exempt the CONTRACTORS from any obligations with the CONTRACTING PARTIES, provided herein.

21.8 The CONTRACTING PARTIES’ contacts, communications and understandings connected with this AGREEMENT’s subject matter shall always be taken into account between the CONTRACTING PARTIES and the CONTRACTORS, provided that this latter shall be responsible for retransmitting orders and/or instructions to their subcontractors, if necessary.

21.9 Under no circumstances shall the CONTRACTING PARTIES be liable for any obligations assigned to the CONTRACTORS’ subcontractors.

CLAUSE TWENTY-TWO – NOTICES

22.1 The notices required to be sent by one part to the other shall be considered as duly delivered if performed in written and delivered in person directly to the Project Manager appointed by the PARTIES or, in his absence, to his deputy.

22.2 Either party can change the addresses to where the notices must be sent informing the other Party in written of the said change of address.

22.3 Provisions designed to impose an implicit acceptance of conditions in case the other party remains in silence shall not be considered as valid. Likewise, no deadlines unilaterally determined by one of the parties shall be accepted, especially concerning requests for technical clarifications. In this case, the Project Managers of the PARTIES shall meet and determine, by mutual agreement, a reasonable deadline for both Parties.

CLAUSE TWENTY THREE – RESCISSION

23.1 This AGREEMENT can be rescinded by the CONTRACTING PARTIES, in the following events:

(a) if the CONTRACTORS are late in performing the events identified in the Implementation Schedule attached to the agreement, after reaching the penalty limit of 30% (thirty per cent) of the amount of the AGREEMENT;

(b) if the CONTRACTORS’ fail to comply with any of the clauses or conditions established herein, subject to the procedure provided in the item 11.1 (ii), for purposes of nonfeasance characterization;

(c) if any of the CONTRACTORS compounds with creditors or initiates a bankruptcy process, has its bankruptcy declared, is judicially declared to be insolvent, or is under corporate changes, including, but not limited to, modifications of its corporate purpose or corporate structure, in such a way that hinders the full and complete performance of this AGREEMENT; and

23.1.1 If the events described in the item 23.1 occur, and for the purpose of rescinding this AGREEMENT, the CONTRACTING PARTIES shall notify the CONTRACTORS indicating the reasons that have led to said rescission.

23.2 Should this AGREEMENT be rescinded, as a result of any of the above events mentioned in the previous item, the CONTRACTORS shall not be entitled to any indemnification, only the payment for the integrate equipments delivered and the services rendered, provided they have been accepted or commercially activated, discounting the amounts related to the withdrawal of occasional holdovers based on the AGREEMENT’s LPU, until the date of the rescission notice. The CONTRACTING PARTIES, however, shall be entitled to withhold the amounts owed to the CONTRACTORS for settlement of the contractual fine determined in the Clause eleven, or as an indemnity for the computed losses and damages, respecting the limit for calculation of losses and damages pursuant to this agreement.

23.3 This AGREEMENT can be rescinded by the CONTRACTORS, in the following events:

(a) if the CONTRACTING PARTIES compounds with creditors or initiates a bankruptcy process or has its bankruptcy declared; and

(b) If the CONTRACTING PARTY is over twenty (20) days late in making any of the payments owed to the CONTRACTORS, in connection with events provedly performed and accepted by the CONTRACTING PARTIES, provided that there are no clauses expressly authorizing the CONTRACTING PARTIES to suspend payment.

23.4 In any event of rescission or termination of this AGREEMENT, the amounts related to the equipments delivered and services rendered until the date of the effective rescission hereof, provided they have been accepted or commercially activated, discounting the amounts related to the withdrawal of occasional holdovers based on the AGREEMENT’s, shall be paid by the CONTRACTING PARTIES under the conditions agreed upon, according to the set forth in the item 23.2 aforementioned.